Exhibit 99.1


eB2B Commerce Names Robert Priddy and Thom Waye to Board of Directors



NEW YORK - January 24, 2003 - eB2B Commerce, Inc. (BB: EBTB.OB) a leader in business-to-business transaction management services, announced today that Robert L. Priddy has been elected Chairman of the Board, replacing Bruce Haber, who has resigned. Mr. Haber will continue to assist the Company as an independent consultant.


Mr. Priddy is currently chairman and chief executive officer of RMC Capital, LLC. He was one of the four founding partners of ValuJet Airlines and served in a variety of executive positions for the airline through 1997, following its merger with AirTran Airways. Mr. Priddy remains a Director of AirTran Airways, a New York Stock exchange company. Prior to that, Mr. Priddy served as President of Florida Gulf Airlines and Air Midwest, and was one of the three founders of Atlantic Southeast Airlines (ASA) as well as its chief financial officer. He is a significant private investor in eB2B Commerce, Inc. Mr. Priddy received a Bachelor in Arts from Tulane University in 1969, majoring in Economics.


In addition, Thom Waye, Managing Director of Corporate Finance and Business Development at Commonwealth Associates, has been elected to the Board, replacing Mark Reichenbaum, who resigned his position. Mr. Waye has primary responsibility for originating Commonwealth's investment opportunities, private placements, and public offerings. Mr. Waye previously held various positions with American International Group's (AIG) Financial Services companies, as well as led Motorola's and Unisys' New York based Financial Services Marketing efforts. He holds an MBA in Accounting and Finance from the Graduate School of Business at the University of Chicago and a BS from Syracuse University.


Commenting on the changes, eB2B's chief executive officer Richard Cohan remarked, "The addition of Robert and Thom to the Board strengthens our marketing and revenue focus. eB2B will capitalize on their industry knowledge, skill, and business relationships to continue to penetrate our market. Robert, in helping to found and run two major airlines, has a keen sense of the value that is delivered by streamlining the supply chain and making business-to-business commerce more cost-effective. Thom has had years of experience building transaction and services based businesses and generating revenue growth."


 About eB2B Commerce
eB2B Commerce is a leading provider of electronic business-to-business services that simplify trading partner integration and collaboration for order management and supply chain execution. The eB2B Trade Gateway and Outsourcing Services solutions provide enterprises large and small with low cost, high return methods for allowing trading partner relationships to be more productive and profitable.



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Certain statements contained in this news release which are not based on historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks that may cause actual results to materially differ from projections. Although eB2B believes that its expectations are reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from its expectations. The uncertainties and risks include, among other things, the Company's plans, beliefs and goals, the Company's limited operating history, the ability to raise additional capital, if needed, the risks and uncertainties associated with rapidly changing technologies such as the Internet, the risks of technology development and the risks of competition that can cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Contact:

     Investor Contacts:
     eB2B Commerce, Inc.
     Richard Cohan 212-477-1700 ext. 12


     http://www.eb2b.com